Exhibit 3.1

The Articles of Incorporation of Artificial Intelligence Technology Solutions Inc. are amended as follows:

Article V shall be modified as follows:

The total number of shares of all classes that this Corporation shall have authority to issue shall be Twelve Billion Twenty Million (12,020,000,000). Of these shares, Twelve Billion (12,000,000,000) shall be Common Stock, par value, $0.00001 per share, and Twenty Million (20,000,000) shall be Preferred Stock, par value $0.00001 per share. The Preferred Stock is designated as follows: 15 million five hundred thirty four thousand (15,534,000) are undesignated ; five thousand (5,000) shares are Series B Convertible Redeemable Stock , $0.001 par value , one thousand (1,000) shares are Series C Preferred Stock, $0.001 par value, four million three hundred fifty thousand (4,350,000) shares are Series E Preferred Stock, $0.001 par value, ten thousand (10,000) Shares are Series F Convertible Preferred Stock, $1.00 par value, and one hundred thousand (100,000) Shares are Series G Redeemable Preferred Stock, $0.001 par value.